Technology entrepreneur to Join Braintech's Board of Directors
-- Chief architect for MFS Communications growth and acquisition strategy,
Frederick (Rick) Weidinger joins the Board of Directors of Braintech --

Vancouver, BC - February 14, 2005 - Braintech, Inc. (OTCBB: BRHI) the leading provider of vision guided robotics systems announced today that it has named Frederick (Rick) Weidinger, former Chairman, CEO and President of Pontio Communications, to its board of directors.

"We are delighted to have someone with Rick's extensive background in emerging technology join us. He brings a wealth of knowledge and expertise to the board, particularly with regard to internet business applications," said Owen Jones, CEO of Braintech. "His real-world experience in building successful technology companies coupled with his vision and understanding of what we do, the associated market trends and his insights into our strategic direction will prove invaluable to the company."

For nearly two decades Mr. Weidinger has worked at the forefront of technology. As a telecommunications entrepreneur, he has played central roles in the founding and growth of multiple emerging technology companies worldwide. In addition to his recently successful entrepreneurial endeavor and sale of Pontio, Mr. Weidinger is credited with key roles in over 25 transactions, totaling approximately $18 Billion. These include the $2 Billion acquisition of UUNET by MFS Communications and the subsequent acquisition of MFS by WorldCom in a $14 Billion transaction in 1996. Mr. Weidinger, who retired from WorldCom in March of 1999, had earlier joined MFS at its foundation in 1989.

"My passions in business have always been tied to breakthrough technologies that drive emerging companies to market dominance," said Mr. Weidinger. "Braintech is fundamentally changing how major manufacturers produce their products. Our systems deliver dramatic improvements in efficiency, quality and cost, thereby increasing profitability and cash flow to our users. For years, adaptive automation has been the goal and Braintech is first to market with significant proven performance and acceptance."

Mr. Weidinger has applied his interest in performance in technology in the professional sports world for the past two years. As co-owner of an Indy Racing League team, he recently competed in the 2004 IRL season and ran two cars in the Indianapolis 500 and is presently structuring a new campaign for the 2005 Indy 500. He also serves as a board director for MicroBanx and TR Racing Inc.

Braintech heralds a strong board of directors that includes leading technology and business innovators: Owen Jones, Chairman & CEO, Braintech. Jim Speros, Vice Chairman, Braintech. Babak Habibi, President & CTO, Braintech. Ted White, CFO Braintech. Lionel G. Dodd, Director. Allen Sello, Director. George Josephs, Director.

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About Braintech

Headquartered in Vancouver, British Columbia, Braintech, Inc. (OTCBB: BRHI) (www.braintech.com) is the leading developer of Vision Guided Robotics (VGR) systems that enable manufacturers to automate their assembly lines in truly flexible and adaptive ways - "Adaptive Automation." By licensing its eVisionFactory (eVF) software platform for integration into assembly systems, Braintech provides its customers with truly strategic advantages at the manufacturing level and in the consumer marketplace. To date, Braintech Vision Guided Robotics solutions are installed at Ford Motor Company, General Motors, Delphi, TI Automotive Group, ZF Batavia, Pullman Industries and a Toyota Group company, among others.

Statements in this document that are not purely historical are forward-looking statements and reflect the current views of management with respect to future events and are subject certain risks, uncertainties and assumptions. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as technical difficulties in developing the products; competition from other suppliers of similar products; pricing that may not be acceptable to potential markets; and many other known and unknown factors. Readers should also refer to the risk disclosures outlined in the Company's 10-KSB and 10-QSB Forms filed from time to time with the SEC.

Contact:

Laura Van Eperen
Baldacci Communications, LLC
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